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                                                                  March 27, 1997

The Fahnestock Funds
110 Wall Street
New York, New York 10005

Attention:        Mr. Albert G. Lowenthal
                  Chairman and Chief Executive Officer

                  Re:  Form 24F-2
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Gentlemen:

          You have requested that we, as counsel to The Fahnestock Funds (the "Company"), render an opinion in connection with the filing by the Company of the annexed Form 24F-2 (the "Form") pursuant to the Investment Company Act of 1940 (the "Act") for the Company's fiscal year ended December 31, 1996. The Form states that during the fiscal year ended December 31, 1996, an aggregate of 223,039.232 shares of beneficial interest, $.01 par value per share (the "Shares"), of the Company were sold for an aggregate public offering price of $2,946,522.33 (excluding 213,110.755 Shares, with a purchase value of $2,755,521.88, issued upon automatic reinvestment of dividends). As indicated in
Item 10 of the Form, all of the Shares sold in 1996 had been registered pursuant to Rule 24e-2 under the Act.

          We have examined the Company's Declaration of Trust, its By-Laws, resolutions adopted by its Board of Trustees, and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined certain other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

          On the basis of the foregoing, and assuming that all of the Shares were sold in accordance with the terms of the Company's Prospectus in effect at the time of sale, we are of the opinion that the Shares were legally issued, fully paid and non-assessable by the Company.

                                    Very truly yours,

                                    FAITH COLISH
                                    A Professional Corporation


                                 by /s/ Faith Colish
                                   ------------------------------------
                                        Faith Colish